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Exhibit 16.1

[Deloitte & Touche LLP Letter Head]

April 24, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

        We have read Item 4 of Primal Solutions, Inc.'s Current Report on Form 8-K dated April 24, 2003, and have the following comments:

1.
We agree with the statements made in the first and third sentences of the first paragraph and in the second and fourth paragraphs.

2.
We have no basis on which to agree or disagree with the statements made in the second and fourth sentences of the first paragraph and in the third paragraph.

Yours truly,
/s/ DELOITTE & TOUCHE LLP

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Exhibit 16.1